SEPARATION AGREEMENT
This Separation Agreement (the “Agreement”), dated October 30, 2018, is by and between Gary Jacob (“Executive”) and Synergy Pharmaceuticals Inc., a Delaware corporation (the “Company”).
WHEREAS, Executive’s status as an employee of the Company will end effective on October 31, 2018 (the “Termination Date”); and
WHEREAS, Executive and the Company desire to assure a smooth and effective transition of Executive’s duties and to wind-up their employment relationship amicably; and
WHEREAS, the payments and benefits being made available to Executive pursuant to this Agreement are intended to satisfy all outstanding obligations under that certain Executive Employment Agreement, dated May 11, 2009, between Executive and the Company, as amended on February 10, 2010, May 2, 2011, December 28, 2012, January 7, 2015, December 29, 2016, November 7, 2017 and December 18, 2017, (the “Employment Agreement”) and to settle any and all other obligations owed by the Company to the Executive.
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, Executive and the Company, intending to be legally bound, hereby agree as follows:
1. Termination Date. Executive acknowledges that his status as an employee, officer and director (and as a member of each committee of the Board of Directors) of the Company and each of its subsidiaries will end on the Termination Date. From the date hereof until the Termination Date, Executive shall remain employed by the Company pursuant to the terms of the Employment Agreement. Executive understands that as a condition to receiving the Severance Benefits (as defined below), he must execute the General Release attached hereto as Exhibit A (the “General Release”) within twenty-one (21) days after the Termination Date and not revoke the General Release during the seven (7) day period after Executive signs the General Release. The General Release will become effective on the eighth (8th) day after Executive signs the General Release, so long as it has not been revoked by Executive before that date (the “Effective Date”). Executive and the Company agree that Executive shall resign as a member of the Company’s Board of Directors (the “Board”) and each committee thereof effective as of the Termination Date.
2. Separation Payments and Benefits. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s timely execution and non-revocation of the General Release and Executive’s compliance with Executive’s obligations pursuant to this Agreement, the General Release and the Surviving Restrictive Covenants (as defined below), to provide Executive the severance payments and benefits set forth below in this Section 2 (collectively, the “Severance Benefits”):
(a) Severance Payment. The Company shall pay Executive a lump sum cash payment of $648,900 (the “Severance Payment”). The Severance Payment

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shall be paid in a lump sum within ten (10) business days after Executive executes the General Release, properly delivers it to the Company and the General Release becomes irrevocable.
(b) Benefits Coverage; Indemnification. If Executive is enrolled in the Company’s group medical, vision and/or dental plans on the Termination Date, Executive may elect to continue Executive’s participation and that of Executive’s eligible dependents in those plans for a period of time under COBRA. Executive may make such an election whether or not Executive accepts this Agreement. However, if Executive accepts this Agreement and Executive timely elects to continue Executive’s participation and/or that of Executive’s eligible dependents in such plans, the Company will pay the full premium cost of Executive’s and his dependents’ COBRA continuation coverage until December 31, 2019. If the Company’s contributions end before Executive’s entitlement to coverage under COBRA concludes, Executive may continue such coverage by paying the full premium cost himself. Notwithstanding the foregoing, in the event that the Company’s payment of the COBRA premium contributions as described under this Section 2(b), would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable regulations or guidance issued under the ACA or Code Section 105(h), Executive and the Company agree to work together in good faith to restructure such benefit in a manner that complies with or is exempt from Code Section 409A. The Company agrees to provide D&O coverage for the Executive under the Company’s D&O policy (with coverage no less favorable than the coverage provided for the Company’s then existing directors and officers) for a period of six (6) years following the Termination Date
(c) Equity Awards. Any unvested stock options granted to Executive by the Company will accelerate and become fully vested and exercisable as of the Termination Date and each stock option granted to Executive by the Company (including, without limitation, such stock options that receive accelerated vesting under this Section 2(c)) shall remain exercisable for the remainder of its term (assuming no termination of employment occurred).
(d) 2018 Bonus. Executive shall receive a bonus for the 2018 fiscal year in the same manner and in the same amount as if he remained employed by the Company through the date of payment, but pro-rated based on the number of days he was employed by the Company during the 2018 fiscal year in relation to the number of days in the 2018 fiscal year. Any such bonus shall be paid to Executive in a lump sum cash payment on the first payroll date in April 2019.
(e) Taxes; Tax Payments. Executive understands and agrees that all payments under this Agreement will be subject to appropriate tax withholding and other deductions, as and to the extent required by law.

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(f) Sole Separation Benefit. Executive agrees that the payments and benefits provided in Section 2 of this Agreement are not required under the Company’s normal policies and procedures and are provided solely in connection with this Agreement. Executive further acknowledges and agrees that the payments and benefits referenced in Section 2 of this Agreement constitute adequate and valuable consideration, in and of themselves, for the promises contained in this Agreement and the General Release.
(g) Continued Obligations. Executive acknowledges and agrees that Executive shall continue to be subject to, and abide by, Section 2 (Confidential Information) and Section 3 (Non-Competition; Non-Solicitation) of the Employment Agreement and the terms of the Nondisclosure and Assignment of Inventions Agreement executed by Executive on ________ and attached hereto as Exhibit B. (such provisions are collectively referred to herein as the “Surviving Restrictive Covenants”), which shall continue to apply and remain in full force and effect. If the Company believes that Executive has breached any provision of this Agreement, the General Release or the Surviving Restrictive Covenants, then it shall provide Executive with written notice of such alleged breach within 30 days after it has knowledge of the occurrence thereof and shall provide Executive with 30 days to cure such alleged breach (any breach so cured shall not be deemed a breach of this Agreement, the General Release or any of the Surviving Restrictive Covenants). If the Executive so breaches this Agreement or any of the Surviving Restrictive Covenants, and fails to cure said breach as provided in the immediately preceding sentence after the required notice by the Company, the Company shall have no further obligation to provide any Severance Benefits. The Company acknowledges and agrees that it is not aware of any breach by Executive of any of the Surviving Restrictive Covenants or any provision of this Agreement. Notwithstanding the foregoing, pursuant to 18 U.S.C. 1833(b), Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, if Executive files a lawsuit for retaliation by the Company or its affiliates for reporting a suspected violation of law, he may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if Executive (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.
3. Certain Additional Surviving Rights. Notwithstanding anything contained in this Agreement or the General Release to the contrary, (i) Executive’s rights under Section 1.5(e) of the Employment Agreement remain in full force and effect to the extent they become applicable and (ii) Executive shall remain eligible to receive a Realization Bonus (as defined in the Employment Agreement) pursuant to Section 1.5(b) of the Employment Agreement in accordance with the terms thereof following the parties’ execution of this Agreement (provided that, Executive’s termination of employment shall be treated as a termination of employment by

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the Company without Cause (as defined in the Employment Agreement), and accordingly, Section 1.5(b)(vi) of the Employment Agreement shall not be applicable).
4. Full Payment; Termination of Employment Agreement. Other than as set forth in Sections 2 and 3 above, Section 8 below or in the General Release, Executive shall not be entitled to any other payments including but not limited to bonuses, commissions, or other cash or non-cash awards, penalties, interest or attorneys’ fees from the Company or any of its subsidiaries; provided, however, that to the extent unpaid as of the Termination Date, the Company shall pay the Compensation Payment (as defined in the Employment Agreement) to Executive as provided in Section 4.1 of the Employment Agreement. On the Termination Date all provisions of the Employment Agreement, other than as specifically provided for herein, the Surviving Provisions and Section 7 of the Employment Agreement, shall terminate and Executive shall have no further rights thereunder.
5. Transition; Cooperation; Transfer of Company Property; Non-Disparagement. Executive further agrees that:
(a) Transition. Executive acknowledges and agrees that Executive shall collaborate with the Company in the development and issuance of any internal or external communications made by the Company addressing Executive’s separation pursuant to this Agreement.
(b) Cooperation. Commencing on the date hereof and continuing during the forty eight (48) month period immediately after the Termination Date (the “Cooperation Period”), Executive agrees to reasonably cooperate with the Company in its efforts to prosecute or defend itself against any claim, suit, demand or cause of action (not brought by the Company against Executive or by Executive against the Company) about which Executive has knowledge. Notwithstanding the immediately preceding sentence, following the Termination Date, (a) the Company shall provide Executive with advance written notice of such required cooperation within a reasonable period of time prior to the date on which such cooperation will be required, (b) such cooperation shall not create a conflict with any of Executive’s obligations or duties to his then current employer, (c) such cooperation shall be provided at reasonable times and locations, (d) the Executive shall report to, and take direction from, only the Company’s Chief Executive Officer in providing the cooperation described herein, (e) the Company shall reimburse Executive (in compliance with Code Section 409A) for all reasonable expenses incurred by him in complying with this Section 5(b), subject to appropriate itemization and substantiation of such expenses.
(c) Return of Company Property. Executive shall on or before the date that is ten (10) days following the Termination Date, return to the Company all written Confidential Information (as defined in the Employment Agreement) in Executive’s possession (including, but not limited to, Company-provided credit cards, building or office access cards, keys, computer or other business equipment, manuals, files, documents, records, software, employee database and other data), and that Executive will not retain any copies, compilations, extracts, excerpts, abstracts, summaries or other notes

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of any such manuals, files, documents, records, software, customer or employee database or other data files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which Executive had in Executive’s possession, custody or control, including any computers, cellular phones, tablets, PDAs or similar business equipment; provided, however, that if Executive has inadvertently retained non-material Confidential Information or property of the Company (“Covered Information”), it shall not be a breach of this Agreement or any of the Surviving Provisions if (i) promptly after becoming aware of his possession of such Covered Information Executive returns it to the Company, (ii) Executive has not disclosed such Covered Information in violation of the Surviving Provisions, and (iii) no loss or damage that is more than de minimis has been caused to the Company as a result of Executive’s retention of such Covered Information. Notwithstanding this Section 5(c), the Company may provide Executive with Confidential Information and Company property in connection with his obligations under Section 5(b) hereof and Executive acknowledges and agrees that he shall return all such Confidential Information and Company property (including his laptop) within ten (10) days after the end of Executive’s obligations under Section 5(b) hereof or such earlier date as is requested reasonably in advance in writing by the Company (with the same procedures to apply regarding the inadvertent retention of Covered Information as set forth in the immediately preceding sentence)
(d) Mutual Non-Disparagement. From and after the date of this Agreement, the Executive shall not make any public or private statement (whether orally, in writing, via electronic transmission, or otherwise) that disparage, denigrate or malign the Company, in any case, in a manner that would be reasonably expected to be materially harmful to the Company. From and after the date of this Agreement, the Company shall cause each of the members of the Board and each of the Company’s senior executive officers not to, and shall not make any official press releases that disparage, denigrate or malign the Executive, in any case, in a manner that would be reasonably expected to be materially harmful to the Executive. The foregoing limitations in this Section 5(d) shall not be violated by truthful statements made (i) to any governmental authority or (ii) which are in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).
6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties hereunder shall be governed by, the laws of New York, without regard to any principles of conflicts of laws.
7. Section 409A. It is intended that each installment of the payments provided hereunder constitute separate “payments” for purposes of Treasury Regulation Section 1.409A-2(b)(2)(i). To the extent that any provision of this Agreement is ambiguous as to its compliance with Code Section 409A, the provision will be read in such a manner so that all payments hereunder comply with Code Section 409A. To the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement is determined to be subject to Code

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Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement, or the amount of in-kind benefits to be provided, in any other calendar year (except for any lifetime or other aggregate limitation applicable to medical expenses), in no event shall any expenses be reimbursed after the last day of the calendar year immediately following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit. For purposes of Code Section 409A, Executive’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.
8. Miscellaneous. This Agreement, together with the General Release, the Surviving Provisions and Section 7 of the Employment Agreement, is the entire agreement between the parties with regard to the subject matter hereof. Executive and the Company acknowledge that there are no other agreements, written, oral or implied regarding such subject matter, and that neither the Company nor Executive may rely on any prior negotiations, discussions, representations or agreements regarding the subject matter hereof. Whenever possible, each provision of this Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting the remainder of such provision or any of the remaining provisions of this Agreement. The Company represents that the Board of Directors of the Company has duly and validly authorized this Agreement. This Agreement may be modified only in writing, and such writing must be signed by both Executive and the Company and recited that it is intended to modify this Agreement. Within 10 days after the Company’s receipt of substantiation of expenses, the Company shall pay to Dechert LLP up to $10,000 of legal fees incurred by Executive to Dechert LLP in connection with the negotiation and execution of this Agreement and the General Release.
(signature page follows)

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed and delivered as of the dates indicated below.

EXECUTIVE

/s/ Gary Jacob Gary Jacob
Date: October 30, 2018
COMPANY /s/ Troy Hamilton Name: Troy Hamilton Title: CEO Date: October 30, 2018

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EXHIBIT A

GENERAL RELEASE
1. As a material inducement for Synergy Pharmaceuticals, Inc. (the “Company”) to enter into the Separation Agreement between the Company and Gary Jacob (“Executive”), dated as of October 30, 2018 (the “Separation Agreement”) and provide Executive with the Severance Benefits, Executive knowingly and voluntarily waives and releases all rights and claims, known and unknown, which Executive may have against the Company or any of its respective subsidiaries, affiliates or successors, or any of their current or former officers, directors, managers, employees, agents, insurance carriers, auditors, accountants, attorneys or representatives (collectively, the “Releasees”), including any and all charges, complaints, claims, liabilities, obligations, promises, agreements, contracts, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses of any kind. This includes, but is not limited to, any claim to any equity-based or similar type of award or incentive with respect to the Releasees, including any claim for benefits under any stock option or other equity-based incentive plan of the Releasees (or any related agreement, arrangement or understanding with any Releasee); any claim to accelerated vesting or post-termination or severance benefits or payments that are or may become payable under any plan, arrangement, policy and agreement between Executive and the Company, including, without limitation, the Employment Agreement (as defined in the Separation Agreement), each stock option agreement entered into between Executive and the Company and any agreement or policy with the Company under which Executive benefits, and any claims for employment discrimination, harassment, wrongful termination, constructive termination, violation of public policy, breach of any express or implied contract, breach of any implied covenant, fraud, intentional or negligent misrepresentation, emotional distress, defamation, or any other claims, actual or potential, which in any way arise from or are related to Executive’s relationship with the Company, including, without limitation, relating to Executive’s compensation, the termination of the employment relationship, or any other conduct of the Company occurring prior to the execution of this General Release. This also includes a release of any claims under any federal, state or local laws or regulations, including, but not limited to Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000, et seq.; Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621, et seq.; Civil Rights Act of 1866, and Civil Rights Act of 1991; 42 U.S.C. § 1981, et seq.; Equal Pay Act, as amended, 29 U.S.C. § 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; The Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Executive Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, as amended, 29 U.S.C. § 2101 et seq.; the Federal False Claims Act, as amended, 31 U.S.C. §§ 3729 et seq.; the Dodd-Frank Wall Street Reform and Consumer Protection Act; the Sarbanes-Oxley Act of 2002, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Wage Theft Prevention Act, the Pennsylvania Human Relations Act, Pennsylvania Minimum Wage Act of

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1968, Pennsylvania Wage Payment and Collection Law, Pennsylvania Whistleblower Law; and any other federal, state or local laws of similar effect. Notwithstanding the generality of the foregoing, Executive does not release any claims which Executive may have to the following (collectively, the “Unreleased Claims”): (i) claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law, (ii) Executive’s right to continued participation in the Company’s group benefit plans pursuant to the terms and conditions of COBRA, (iii) Executive’s right to any payments and benefits under the Separation Agreement (including, without limitation, any of the payments and benefits set forth in Sections 2 and 3 thereof), (iv) Executive’s right to vested benefits under the benefit plans of any Releasee, (v) Executive’s right to indemnification under the Separation Agreement or pursuant to Section 7 of the Employment Agreement, or (vi) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment. The matters that are the subject of the releases referred to above (and, for the avoidance of doubt, excluding any Unreleased Claims) shall be referred to collectively as the “Released Matters.”
2. Executive warrants and represents that (a) Executive has not filed or authorized the filing of any complaints, charges or lawsuits against the Company with any governmental agency or court regarding any claims released in this General Release, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on Executive’s behalf, Executive will immediately cause it to be withdrawn and dismissed, (b) Executive has reported all hours worked as of the date of this General Release and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in this General Release (including any Unreleased Claim) or the Separation Agreement, (c) Executive has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any state law counterpart, (d) the execution, delivery and performance of this General Release by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, (e) Executive is executing this General Release voluntarily and without any duress or undue influence on the part or behalf of the Company, with full understanding of the terms and consequences, and (f) upon the execution and delivery of this General Release by the Executive, this General Release will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
3. Executive understands and acknowledges that:
(a) This General Release constitutes a voluntary waiver of any and all rights and claims Executive has against the Releases, or any of them, as of the date Executive executes this General Release, for claims arising under the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.

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(b) Executive has waived rights or claims pursuant to this General Release and in exchange for consideration, the value of which exceeds payment or remuneration to which Executive was already entitled.
(c) Executive is hereby advised to consult with an attorney of Executive’s choosing concerning this General Release prior to executing it.
(d) Executive has been afforded a period of twenty-one (21) days to consider the terms of this General Release and in the event Executive should decide to execute this General Release in fewer than twenty-one (21) days, Executive has done so with the express understanding that Executive has been given and declined the opportunity to consider this General Release for a full twenty-one (21) days, and waives the balance of the twenty-one (21) day period.
(e) Executive may revoke this General Release at any time during the seven (7) days following the date of execution of this General Release, and this General Release shall not become effective or enforceable until such revocation period has expired. Executive understands that if Executive does not sign this General Release or Executive signs and subsequently revokes this General Release before it becomes effective, Executive shall not be entitled to any of the Severance Benefits.
* * * * *

EXECUTIVE

Gary Jacob
Date: November 1, 2018

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EXHIBIT B
NONDISCLOSURE AND ASSIGNMENT OF INVENTIONS AGREEMENT

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